Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOMERA COMMUNICATIONS, INC.
* * * * * * * *
ARTICLE I.
          The name of the corporation (hereinafter the “Corporation”) is:
SOMERA COMMUNICATIONS, INC.
ARTICLE II.
          The address of the registered office of the Corporation in the State of Delaware is located at 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.
ARTICLE III.
          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
ARTICLE IV.
          The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each of which shall have a par value of one cent ($0.01) per share.
ARTICLE V.
          In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the holders of a majority of the Common Stock outstanding and entitled to vote, or by a majority of the entire board of directors of the Corporation (the “Board”).
ARTICLE VI.
          Elections of directors need not be by written ballot.

ARTICLE VII.
          (a) To the fullest extent permitted by the DGCL as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
          (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.
          (c) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
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